AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 2003

                                                    REGISTRATION NO.: 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                             MARKETSHARE RECOVERY,INC.
               (Exact name of issuer as specified in its charter)


          Delaware                                               31-1190725
(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                           Identification Number)




   95 Broadhollow Rd. Suite 101 Melville, NY                       11747
   (Address of Principal Executive Offices)                      (Zip Code)

                         MARKETSHARE RECOVERY STOCK PLAN
                         EMPLOYEE STOCK OPTION AGREEMENT
                            (Full title of the Plans)

                              Ray Barton, President
                            MarketShare Recovery.Inc.
                          95 Broadhollow Rd. Suite 101
                            Melville, New York 11747
                     (Name and address of agent for service)

                                (631) 385-0007
                     (Telephone number, including area code,
                             of agent for service)

                            -------------------------

                                    Copies to:

                               Adam J. Laufer Esq.
                            650 West Avenue Suite 1509
                            Miami Beach, Florida 33139

                                 (305) 913-7733



                         CALCULATION OF REGISTRATION FEE

========================================================================================
                      PROPOSED MAXIMUM      PROPOSED                       AMOUNT OF
TITLE OF SECURITIES     AMOUNT TO BE     OFFERING PRICE      AGGREGATE    REGISTRATION
  TO BE REGISTERED       REGISTERED        PER SHARE           VALUE          FEE
---------------------------------------------------------------------------------------
  Common Stock          1,750,000          $ 2.35 (1)      $4,112,500       $333.11
  par value $.10

TOTAL.......................................................................$333.11
========================================================================================

(1) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457,AND COMPUTED IN ACCORDANCE WITH THE AVERAGE OF LAST SALE PRICES OF THE COMMON STOCK FOR THE FIVE (5) TRADING DAYS PRIOR TO AND INCLUDING SEPTEMBER 17, 2003, AS REPORTED BY OTCBB.



                                EXPLANATORY NOTE

         This registration statement covers 1,750,000 shares of common stock, $0.1 par value per share, of MarketShare Recovery, Inc., formerly Health & Leisure, Inc., issuable under consulting agreements. The Company has recently effected a 1 for 10 reverse stock split and authorized for issuance additional shares of the Registrant's common stock; which triggered the conversion of any outstanding preferred stock to common stock. There are currently 37,519,543 shares of common stock outstanding.




                                    PART I


ITEM 1. PLAN INFORMATION


     The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the "Commission"). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     The Company is registering certain shares of its common stock for persons who performed consulting and legal services for the benefit of the Company. The information set forth herein together with the documents annexed hereto and made part hereof and incorporated herein by reference relates to the shares of common stock of Marketshare Recovery, Inc. (the "Company") to be issued to the consultants under the Fee and Letter Agreements, respectively. The Board has equated the value of the stock issued under the Fee and Consulting Agreements to the value of the legal or consulting services provided when rendered. These shares are not being issued in connection with any offer of sale of securities in a capital-raising transaction and the consultants receiving said shares do not directly or indirectly promote or maintain a market for the securities of the Company.


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     The participant will be provided with a statement advising him that, upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement and any other documents required to be delivered pursuant to Rule 428(b) are available without charge by contacting Marketshare Recovery, Inc., 95 Broadhollow Rd. Suite 101, Melville, NY 11747, Attention: Corporate Secretary, telephone
(631) 385-0007.


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     A. Annual Report on Form 10-KSB for the year ended December 31, 2002; filed on April 2, 2003.

     B. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including but not limited to, subsequently filed amendments to the above listed documents and subsequently filed forms 10-KSB, 10-QSB, and 8-K, prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modified or supersedes such statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The attorney rendering the legal opinion herein as to the validity of the shares being issued pursuant to this registration statement, is to receive shares of registrant's outstanding common stock under the Employee Stock Option Agreement. These shares are being issued for services rendered; not in connection with the preparation of this registration statement or the opinion included herein.


     We have not been able to obtain, after reasonable efforts, the written consent of HJ & Associates, LLC., Certified Public Accountants, to our incorporation by reference in this registration statement with respect to the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, as required by Section 7 of the Securities Act of 1933, as amended (the "Act"). In the event we are able to obtain HJ & Associates consent, said consent will be filed as an amendment hereto. In the Event we are unable to obtain the consent you will not be able to bring a civil action against HJ & Associates, LLC. pursuant to Section 11(a)(4) ofthe Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.


ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company is permitted by Delaware law to indemnify any present or former director, officer,employee or agent against all expenses and liabilities reasonably incurred by him in connection with any legal action in which such person is involved by reason of his position with the Company unless he is adjudged liable for negligence or misconduct in the performance of his duties as a director, officer, employee or agent.



ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.



ITEM 8. EXHIBITS

     The following are filed as exhibits to this Registration Statement:

     EXHIBIT NO.              DESCRIPTION
     -----------              -----------
         5              Opinion of Adam J. Laufer, Esq.
        10.1            MarketShare Recovery Stock Option Plan
        10.2            Fee Agreement with Adam J. Laufer
        10.3            Letter Agreement with Stuart Siller
        10.4            Letter Agreement with Epifanio Almodovar
        23.1            Consent of Adam J. Laufer, Esq. (included in Exhibit 5)
        23.2            Consent of Marcum & Kliegman, LLP

     -----------



ITEM 9. UNDERTAKINGS

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               iii. To include any additional or changed material information with respect to the plan of distribution.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the registration shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements, for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, in the City of Melville, State of New York this 17th day of September, 2003.



SIGNATURE                             TITLE                           DATE
---------                             -----                           ----



/s/ Ray Barton            President and Chief Executive    September 17, 2003
-----------------------   Officer (Principal Executive
Ray Barton                Officer)




/s/ Tim Schmidt           Secretary and Chief Financial    September 17, 2003
-----------------------   Officer
Tim Schmidt